Exhibit 23.4
March 10, 2008
SunTrust Banks, Inc.
We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our report dated March 1, 2007 relating to the financial statements which appears in SunTrust Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the references to us under the headings “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP